Exhibit 23.1


               CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 16, 1996, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-08529) and related Prospectus of Mark Twain Bancshares, Inc. for the registration of 367,874 shares of its common stock and to the incorporation by reference therein of our report dated January 16, 1996, with respect to the consolidated financial statements of Mark Twain Bancshares, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP
Ernst & Young LLP

St. Louis, Missouri
August 2, 1996